EXHIBIT 99.1

FOR IMMEDIATE RELEASE
January 28, 2010

Contacts:                                Melanie J. Dressel, President and
Chief Executive Officer
 (253) 305-1911

Gary R. Schminkey, Executive Vice President
and Chief Financial Officer
(253) 305-1966

COLUMBIA BANKING SYSTEM ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2009 RESULTS; DECLARES CASH DIVIDEND

Fourth Quarter Profitable, Business Fundamentals Remain Strong; Company is Very Well Capitalized, With Strong Liquidity and Excellent Core Deposit Base

Highlights for the Quarter

•	Net Income of $447,000, or $0.02 per common share
•	Remains very well capitalized at 19.60% total risk-based capital ratio
•	Residential construction loans decline to 5.4% of total loans at December 31, 2009.
•	Liquidity ratio of 51%, or over $1.6 billion of available funding from multiple sources
•	Very strong core deposits at 83% of total deposits
•	Stable net interest margin of 4.30%
•	Vancouver, WA branch added; 52-branch network at year-end 2009.
•	Columbia River Bank, The Dalles, Oregon, acquired on January 22, 2010 in FDIC-assisted transaction; brings network to 73 branches in Washington and Oregon.

TACOMA, Washington, January 28, 2010 -- Columbia Banking System, Inc. (NASDAQ: COLB) (“Columbia”) today announced net income applicable to common shareholders of $447,000 for the quarter ended December 31, 2009, compared to $1.3  million for the same quarter of 2008.  On a diluted earnings per common share basis, net income was $0.02, compared with net income of $0.07 per share a year earlier. These results were achieved while the Company added $15.0 million to the provision for loan losses due to the continued decline in real estate values, principally relating to residential land, lots and lot development loans.

   The year 2009 resulted in a net loss applicable to common shareholders of $8.4 million, compared with earnings of $5.5 million for 2008, primarily reflecting a $63.5 million provision for loan losses in 2009.  On a diluted per common share basis, the net loss for 2009 was $0.38 compared with income of $0.30 a year earlier.

“We are pleased to have achieved a profitable fourth quarter in this continuing and difficult economic environment,” said Melanie Dressel, President and Chief Executive Officer. “Despite our proactive concentration on managing credit issues, our 2009 earnings were obviously impacted by declining real estate values. However, our results for the quarter and the year serve to confirm our long-standing business model.  We remain very well capitalized, with multiple sources of liquidity and a diversified loan portfolio.  We have significantly reduced our exposure to residential construction loans.  Our core value of building relationships with our customers continues to generate an exceptional level of core deposits, which are an important factor in the relatively stable net interest margin we have maintained. We believe we are very well positioned to become even stronger as we navigate through this economic cycle.”

Ms. Dressel continued, “Our strength and capital level also give us the ability to take advantage of opportunities to move further toward our goal of growing into a true Pacific Northwest regional community bank.  On January 22, 2010, we acquired Columbia River Bank through an FDIC-assisted transaction, significantly expanding our footprint in both Oregon and Washington.”

 Revenue
Revenue (net interest income plus noninterest income) was $ 38.3 million for the fourth quarter of 2009, up 7% from $35.7 million one year ago.  The significant increase was primarily due to an additional $1.0 million impairment charge in the fourth quarter 2008 related to the decline in the fair value of an investment in preferred stock issued by the Federal Home Loan Mortgage Corporation (“Freddie Mac”) and the Federal National Mortgage Association (“Fannie Mae”). Excluding the impairment charge in 2008, revenue for the fourth quarter 2009 was up 4% from fourth quarter 2008.,

           Revenue for the year ended December 31, 2009 was $145.0 million, an increase of 8% from $134.4 million for the same period in 2008.  Excluding the 2008 impairment charge, redemption of Visa and MasterCard shares and gain on the sale of investment securities, revenue for the year 2009 was down 3% from 2008.

          At December 31, 2009, Columbia’s total assets were $3.2 billion, an increase of 3% from $3.10 billion at December 31, 2008.  Total loans were $2.01 billion at December 31, 2009, down 10% from $2.23 billion at year-end 2008.   Total securities increased $91.7 million to $631.6 million at December 31, 2009 as a result of management’s asset/liability strategies. Total deposits were $2.48 billion at December 31, 2009, an increase of 4% from $2.38 billion at December 31, 2008, and an increase of 2% from $2.44 billion at September 30, 2009.  Core deposits, defined as demand, savings, money market accounts and certificates of deposit under $100,000, totaled $2.07 billion at December 31, 2009, comprising 83% of total deposits.

 Ms. Dressel noted, “We have continued to focus on developing our customer relationships, resulting in core deposits that have helped us achieve a lower cost deposit mix.  The decrease in our total loans reflects the soft market and the resulting lower demand, as well as payoffs in the construction loan portfolio.  The decrease in our commercial business loans is primarily a result of loan pay-downs and a decrease in line of credit usage.”

Acquisition of Columbia River Bank
On January 22, 2010, Columbia State Bank acquired all of the deposits and certain assets of Columbia River Bank from the Federal Deposit Insurance Corporation, which had been appointed receiver of the institution.  We acquired approximately $1 billion in assets and $980 million in deposits through 21 branches located in Oregon and Washington.  Columbia River Bank’s approximately $700 million in loans are subject to a loss-sharing agreement with the FDIC.  We participated in a competitive bid process, whereby we agreed to assume all of the deposits and nearly all of the assets of Columbia River Bank.  The accepted bid included a 1% deposit premium on non-brokered deposits and a negative bid of $43.9 million.

Fourth Quarter 2009 Operating Results

Net Interest Income
Net interest income for the fourth quarter of 2009 increased $481,000, or 2%, from $29.3 million for the fourth quarter 2008, reflecting a $176,000 recovery related to a nonperforming loan and a decrease in interest expense on deposits.  For the year ended December 31, 2009, net interest income decreased 4% to $115.4 million from $119.5 million a year earlier, primarily due to a decrease in earning assets from the prior year.

 Columbia’s net interest margin was 4.30% for the fourth quarter 2009, down from 4.39% for the fourth quarter of 2008.  On a quarterly basis, the net interest margin was 4.26% for the first quarter of 2009, 4.38% for the second quarter of 2009, and 4.34% in the third quarter of 2009.  Interest reversals impacting the net interest margin for the fourth quarter 2009 were $194,569, representing approximately 2 basis points.

Average interest-earning assets increased 4% to $2.87 billion in the fourth quarter of 2009, from $2.77 billion in the fourth quarter of 2008.  The yield on average interest-earning assets decreased 80 basis points to 5.12% in the fourth quarter of 2009, from 5.92% in the fourth quarter of 2008.  During the same period, average interest-bearing liabilities decreased to $2.04 billion from $2.19 billion last year. The cost of average interest-bearing liabilities decreased 77 basis points to 1.16% in the fourth quarter of 2009, compared with 1.93% in the fourth quarter of 2008. Ms. Dressel noted, “These results reflect the rapid decline in interest rates during 2008.  The prime rate was 7.25% at the beginning of January 2008, and ended the year at 3.25%, the current rate.”

For the year ending December 31, 2009, Columbia’s net interest margin decreased to 4.33% from 4.38% a year earlier. Average interest-earning assets decreased to $2.78 billion for the year 2009 from $2.85 billion for 2008. The yield on average interest-earning assets decreased 101 basis points to 5.32% in 2009, from 6.33% in 2008.  Average interest-bearing liabilities were $2.07 billion compared to $2.28 billion for 2008.  The cost of average interest-bearing liabilities decreased 110 basis points to 1.34%   in 2009, compared with 2.44% for 2008.  Interest reversals impacting the net interest margin for 2009 were $2.1 million, representing approximately 7 basis points.

Noninterest income
Total noninterest income for the fourth quarter 2009 was $8.5 million, an increase of 35% from $6.3 million a year earlier.  The increase was primarily due to a $1 million impairment charge in the fourth quarter 2008 related to the decline in the fair value of an investment in preferred stock issued by the Federal Home Loan Mortgage Corporation (“Freddie Mac”) and the Federal National Mortgage

Association (“Fannie Mae”).  Excluding the impact of the impairment charge and gains and losses on sales of securities, noninterest income was relatively unchanged from the prior-year quarter.  Other income was down approximately 22% from fourth quarter, 2008 primarily due to reduced fees from residential mortgage origination activity, as well as reduced income from the loan customer interest rate swap program.

    For the year ended December 31, 2009, noninterest income was $29.7 million, an increase of $14.8 million, or 100%, from 2008.  The increase was primarily due to the $18.5 million impairment charge in the third quarter 2008 related to Freddie Mac and Fannie Mae investments as noted above.  Excluding the impact of the impairment charge, gains on sales of securities and proceeds from the redemption of Visa and MasterCard shares, noninterest income declined 6% from 2008. Proceeds from the redemption of Visa and MasterCard shares for 2009 declined $3 million from 2008, and other income for 2009 declined $1.6 million, or 27% from 2008 partially due to the receipt of life insurance proceeds of $612,000 received in the prior year, as well as reduced fees from residential mortgage origination activity and less activity in the loan customer interest rate swap program.

Noninterest expense

Noninterest expense for the fourth quarter of 2009 was $22.8 million, an increase of 5% from $21.8 million a year earlier.  Decreases in compensation and benefits, advertising and promotion and other expenses resulting from the continued focus on expense control were offset by higher regulatory premiums and additional costs of operating other real estate owned.  Regulatory premiums increased $442,000, or 72%, from the fourth quarter of 2008, resulting from increased FDIC assessment rates.  Other real estate owned balances increased to $19.0 million at December 31, 2009, compared to $2.9 million at December 31, 2008, contributing to a $1.0 million increase in the cost of operating from December 31, 2008.

 Total noninterest expense for 2009 was $94.5 million, an increase of $2.4 million, or 3%, from $92.1 million a year earlier.  Decreases of 4% in compensation and employee benefits, and 6% in occupancy expenses were again significantly offset by legal and professional fees and FDIC regulatory premium expenses.  Legal and professional fees were $3.9 million for 2009, compared to $2.0 million for

2008.  FDIC regulatory premium expenses were $5.8 million for 2009, compared to $2.1 million one year ago.

Nonperforming Assets and Loan Loss Provision

As of December 31, 2009, non-performing assets were $129.5 million, compared to $109.6 million at December 31, 2008 and down from $148.9 million at September 30, 2009.   1-4 Family Residential Construction assets continue to be the largest component of nonperforming assets; however, it was also the area where we saw the largest reduction in nonperforming assets.  The balance of the portfolio remained relatively stable.  Detail is provided in the table below.

	1-4 Family Residential Real Estate	1-4 Family Residential Real Estate Construction	Multi-family Residential and Commercial Real Estate	Multi-family Residential and Commercial Real Estate Construction	Commercial Business	Consumer	Total
Non Accrual & Restructured Loans
December 31, 2009	$1,860	$47,713	$24,354	$16,230	$18,979	$1,355	$110,491
September 30, 2009	$2,665	$65,527	$26,650	$19,138	$14,969	$1,769	$130,718
June 30, 2009	$1,879	$65,168	$24,256	$22,099	$12,198	$2,167	$127,767
December 31, 2008	$905	$69,667	$5,710	$25,752	$3,563	$1,152	$106,750
OREO
December 31, 2009	$0	$15,045	$3,195	$797	$0	$0	$19,037
September 30, 2009	$0	$15,830	$1,510	$797	$0	$0	$18,137
June 30, 2009	$0	$6,859	$1,510	$0	$0	$0	$8,369
December 31, 2008	$0	$2,874	$0	$0	$0	$0	$2,874
Nonperforming Assets
December 31, 2009	$1,860	$62,757	$27,550	$17,027	$18,979	$1,355	$129,528
September 30, 2009	$2,665	$81,358	$28,160	$19,935	$14,968	$1,769	$148,855
June 30, 2008	$1,879	$72,028	$25,766	$22,099	$12,198	$2,167	$136,136
December 31, 2008	$905	$72,541	$5,710	$25,752	$3,563	$1,152	$109,624

For the quarter ended December 31, 2009, net loan charge-offs were approximately $13.2 million, compared to $6.3 million for the same period a year ago, and $13.7 million during the third quarter of 2009.  Net charge-offs in the 1-4 family residential construction portfolio of $5.2 million for the quarter were centered in residential land and lot development loans.  Commercial real estate construction net charge-offs of $1.7 million were related to write-downs on condominium loans.  The commercial business pool had charge- offs of approximately $4.5 million, and continue to be centered in loans related to the construction and real estate development industries.  The consumer portfolio had $1.2 million in net charge-offs primarily centered in home equity lines of credit.  For the year ending December 31, 2009, net charges-offs were $52.7 million.  Most of the net charges were in the 1-4 family residential construction portfolio, followed by commercial business loans and commercial construction loan net charge-offs.  The breakout by portfolio is in the table below.
	1-4 Family Residential Real Estate	1-4 Family Residential Real Estate Construction	Multi-family Residential and Commercial Real Estate	Multi-family Residential and Commercial Real Estate Construction	Commercial Business	Consumer	Total
2009 Net Loan Charge-Offs	$327	$26,878	$1,284	$9,297	$12,180	$2,803	$52,769
2008 Net Loan Charge-Offs	$46	$18,324	$662	$2,169	$2,547	1,280	$25,028

For the fourth quarter 2009, the provision for loan losses was $15.0 million compared to $13.3 million for the same quarter last year and $16.5 million for the third quarter of 2009.  The elevated levels of provisioning are related to continued weakness in the Pacific Northwest economy.  The allowance for loan losses as a percentage of outstanding loans at December 31, 2009 was 2.66% compared to 1.91% and 2.50% at December 31, 2008 and September 30, 2009, respectively.

Past due loans were $9.1 million, or 0.45% of total loans, as of December 31, 2009, compared to  $10.4 million or 0.46%, of total loans, at December 31, 2008 and $12.0 million or 0.58% as of September 30, 2009.

“Overall it was an improving quarter for credit quality” said Ms. Dressel, “Most importantly, we were able to reduce our level of nonperforming assets,  In addition, we continue to be pleased with our ability to reduce exposure in the areas of residential and commercial construction which declined by 18% or $33 million during the quarter.”

Organizational Update
Ms. Dressel said, “During 2009, we moved forward with strategies designed to increase our resources and presence in markets where we were able to capitalize on opportunities to fill in our geographic footprint and increase market share.  We brought on board experienced teams of bankers, particularly in our Vancouver, Washington and Portland, Oregon markets, who have been able to take advantage of our capacity and willingness to lend.”

Ms. Dressel noted, “We are very pleased with the progress of our new locations, including our Renton, Washington branch which opened in July, followed by an office in Vancouver in mid-December.  Our Portland office, which will house business bankers and a full-service branch in the Fox Tower, is scheduled to open in late first quarter of this year.  These growth initiatives, along with our acquisition of Columbia River Bank, help to offset the lower loan demand in the current economy, and position us well for the future.”

Cash Dividend Announcement
The Board of Directors has announced a quarterly cash dividend of $0.01 per common share, which will be paid on February 24, 2010 to shareholders of record as of the close of business on February 10, 2010

Conference Call
Columbia’s management will discuss the fourth quarter results on a conference call scheduled for January 28, 2010 at 1:00 p.m. PST (4:00 p.m. EST).     Interested parties may listen to this discussion by calling 1-888-318-7969; Conference ID code #49843829.

A conference call replay will be available from approximately 4:00 p.m. PST on
January 28, 2010 through midnight PST on February 3, 2010.  The conference call replay can be accessed by dialing 1-800-642-1687 and entering Conference ID code #49843829.

Annual Meeting of Shareholders (New Location from previous Annual Meetings)

Columbia Banking System’s Annual Meeting of Shareholders will be held at 1:00 PDT on April 28, 2010, at the William W. Philip Hall at the University of Washington Tacoma., 1900 Commerce Street, Tacoma, Washington 98402.  The Hall is named in honor of William W. “Bill” Philip, who had a seminal role in establishing UW Tacoma, and was a co-founder of Columbia Bank.

Directions and parking information are available at www.tacoma.washington.edu/conference.

About Columbia

Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding company of Columbia Bank, a Washington state-chartered full-service commercial bank which was awarded second place in the large employer category by Seattle Business Magazine’s 100 Best Companies to Work For 2009 and was designated one of  Puget Sound Business Journal’s “Washington’s Best Workplaces 2009”.
With the January 22, 2010 FDIC-assisted acquisition of Columbia River Bank, Columbia Banking System has 73 banking offices in ten counties in Washington State, and eleven counties in Oregon. Columbia Bank does business under the Bank of Astoria name at the Bank of Astoria’s former branches located in Astoria, Warrenton, Seaside and Cannon Beach in Clatsop County and in Manzanita and Tillamook in Tillamook County. More information about Columbia can be found on its website at www.columbiabank.com.

###

Note Regarding Forward Looking Statements
This news release includes forward looking statements, which management believes are a benefit to shareholders.  These forward looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of our style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in our filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local and national economic conditions are less favorable than expected or have a more direct and pronounced effect on us than expected and adversely affect our ability to continue internal growth at historical rates and maintain the quality of our earning assets; (2) a continued decline in the housing/real estate market; (3) changes in interest rates significantly reduce interest margins and negatively affect funding sources; (4) deterioration of credit quality that could, among other things, increase defaults and delinquency risks in the Banks’ loan portfolios (5) projected business increases following strategic expansion activities are lower than expected; (6) competitive pressure among financial institutions increases significantly; (7) legislation or regulatory requirements or changes adversely affect the businesses in which we are engaged; and (8) our ability to realize the efficiencies we expect to receive from our investments in personnel, acquisitions and infrastructure

FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended				Twelve Months Ended
Unaudited	December 31,				December 31,
(dollars in thousands except per share)	2009		2008		2009	2008
Earnings
Net interest income	$29,800		$29,319		$115,352	$119,513
Provision for loan and lease losses	$15,000		$13,250		$63,500	$41,176
Noninterest income	$8,526		$6,334		$29,690	$14,850
Noninterest expense	$22,847		$21,813		$94,488	$92,125
Net income (loss)	$1,552		$1,814		$(3,968)	$5,968
Net income (loss) applicable to common shareholders	$447		$1,344		$(8,371)	$5,498
Per Common Share
Earnings (loss) (basic)	$0.02		$0.07		$(0.38)	$0.30
Earnings (loss) (diluted)	$0.02		$0.07		$(0.38)	$0.30
Averages
Total assets	$3,177,098		$3,061,867		$3,084,421	$3,134,054
Interest-earning assets	$2,872,842		$2,767,854		$2,783,862	$2,851,555
Loans	$2,034,903		$2,214,918		$2,124,574	$2,264,486
Securities	$643,716		$535,763		$584,028	$565,299
Deposits	$2,453,553		$2,297,422		$2,378,176	$2,382,484
Core deposits	$2,039,533		$1,865,402		$1,945,039	$1,911,897
Interest-bearing deposits	$1,890,479		$1,837,166		$1,866,917	$1,921,737
Interest-bearing liabilities	$2,041,761		$2,193,437		$2,067,014	$2,277,422
Noninterest-bearing deposits	$563,074		$460,257		$511,259	$460,747
Shareholders' equity	$530,804		$368,184		$462,167	$354,387
Financial Ratios
Return on average assets	0.19%		0.24%		(0.13%)	0.19%
Return on average common equity	0.39%		1.60%		(2.16%)	1.59%
Average equity to average assets	16.71%		12.02%		14.98%	11.31%
Net interest margin	4.30%		4.39%		4.33%	4.38%
Efficiency ratio (tax equivalent)(1)	58.12%		57.62%		61.53%	59.88%
	December 31,
Period end	2009		2008
Total assets	$3,200,930		$3,097,079
Loans	$2,008,884		$2,232,332
Allowance for loan and lease losses	$53,478		$42,747
Securities	$631,645		$540,525
Deposits	$2,482,705		$2,382,151
Core deposits	$2,072,821		$1,941,047
Shareholders' equity	$528,139		$415,385
Book value per common share	$16.13		$18.82
Nonperforming assets
Nonaccrual loans	$110,431		$106,163
Restructured loans accruing interest	60		587
Other real estate owned	19,037		2,874
Total nonperforming assets	$129,528		$109,624
Nonperforming loans to period-end loans	5.50%		4.78%
Nonperforming assets to period-end assets	4.05%		3.54%
Allowance for loan and lease losses to period-end loans	2.66%		1.91%
Allowance for loan and lease losses to nonperforming loans	48.40%		40.04%
Allowance for loan and lease losses to nonperforming assets	41.29%		38.99%
Net loan charges-offs	$52,769	(2)	$25,028	(3)

(1) Noninterest expense divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding gain/loss on sale of investment securities, net cost (gain) of OREO, proceeds from redemption of Visa and Mastercard shares, reversal of previously accrued Visa litigation expense, net income from BOLI policy swap transactions, death benefit insurance proceeds and other than temporary security impairment charge.
(2) For the twelve months ended December 31, 2009.
(3) For the twelve months ended December 31, 2008.

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited	December 31,
(dollars in thousands)	2009			2008
Loan Portfolio Composition
Commercial business		$744,440	37.0%	$810,922	36.3%
Real Estate:
One-to-four family residential		63,364	3.1%	57,237	2.6%
Multi-family residential and commercial		856,260	42.6%	862,595	38.7%
Total Real Estate		919,624	45.7%	919,832	41.3%
Real Estate Construction:
One-to-four family residential		107,620	5.4%	209,682	9.4%
Multi-family residential and commercial		41,829	2.1%	81,176	3.6%
Total Real Estate Construction		149,449	7.5%	290,858	13.0%
Consumer		199,987	10.0%	214,753	9.6%
Subtotal loans		2,013,500	100.2%	2,236,365	100.2%
Less: Deferred loan fees		(4,616)	-0.2%	(4,033)	-0.2%
Total loans		$2,008,884	100.0%	$2,232,332	100.0%
Loans held for sale	$	- -		$1,964

	December 31,
	2009			2008
Deposit Composition
Core deposits:
Demand and other noninterest-bearing		$574,687	23.1%	$466,078	19.6%
Interest-bearing demand		499,922	20.1%	519,124	21.8%
Money market		604,229	24.3%	530,065	22.3%
Savings		139,406	5.6%	122,076	5.1%
Certificates of deposit less than $100,000		254,577	10.3%	303,704	12.7%
Total core deposits		2,072,821	83.4%	1,941,047	81.5%
Certificates of deposit greater than $100,000		259,794	10.5%	338,971	14.2%
Wholesale certificates of deposit (CDARS®)		96,314	3.9%	39,903	1.7%
Wholesale certificates of deposit		53,776	2.2%	62,230	2.6%
Total deposits		$2,482,705	100.0%	$2,382,151	100.0%

QUARTERLY FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(dollars in thousands except per share)	2009	2009	2009	2009	2008
Earnings
Net interest income	$29,800	$29,118	$28,531	$27,903	$29,319
Provision for loan and lease losses	$15,000	$16,500	$21,000	$11,000	$13,250
Noninterest income	$8,526	$7,190	$7,000	$6,974	$6,334
Noninterest expense	$22,847	$23,146	$25,314	$23,181	$21,813
Net income (loss)	$1,552	$(1,502)	$(5,530)	$1,512	$1,814
Net income (loss) applicable to common shareholders	$447	$(2,605)	$(6,631)	$419	$1,344
Per Common Share
Earnings (loss) (basic)	$0.02	$(0.11)	$(0.37)	$0.02	$0.07
Earnings (loss) (diluted)	$0.02	$(0.11)	$(0.37)	$0.02	$0.07
Book value	$16.13	$16.15	$18.50	$18.73	$18.82
Averages
Total assets	$3,177,098	$3,077,005	$3,024,491	$3,057,861	$3,061,867
Interest-earning assets	$2,872,842	$2,783,121	$2,728,086	$2,774,259	$2,767,854
Loans	$2,034,903	$2,088,478	$2,159,415	$2,217,908	$2,214,918
Securities	$643,716	$593,516	$554,270	$543,403	$535,763
Deposits	$2,453,553	$2,395,311	$2,337,385	$2,324,853	$2,297,422
Core deposits	$2,039,533	$1,977,977	$1,893,419	$1,867,001	$1,865,402
Interest-bearing deposits	$1,890,479	$1,857,708	$1,850,193	$1,869,155	$1,837,166
Interest-bearing liabilities	$2,041,761	$2,019,051	$2,073,750	$2,135,045	$2,193,437
Noninterest-bearing deposits	$563,074	$537,603	$487,192	$455,698	$460,257
Shareholders' equity	$530,804	$478,589	$417,961	$419,752	$368,184
Financial Ratios
Return on average assets	0.19%	(0.19)%	(0.73%)	0.20%	0.24%
Return on average common equity	0.39%	(2.56)%	(7.73%)	0.49%	1.60%
Average equity to average assets	16.71%	15.55%	13.82%	13.73%	12.02%
Net interest margin	4.30%	4.34%	4.38%	4.26%	4.39%
Efficiency ratio (tax equivalent)	58.12%	60.85%	63.79%	63.59%	57.62%
Period end
Total assets	$3,200,930	$3,167,028	$3,021,857	$3,045,757	$3,097,079
Loans	$2,008,884	$2,063,398	$2,119,443	$2,185,755	$2,232,332
Allowance for loan and lease losses	$53,478	$51,688	$48,880	$44,249	$42,747
Securities	$631,645	$658,227	$558,011	$555,974	$540,525
Deposits	$2,482,705	$2,443,567	$2,353,326	$2,344,406	$2,382,151
Core deposits	$2,072,821	$2,027,482	$1,932,771	$1,873,626	$1,941,047
Shareholders' equity	$528,139	$527,920	$411,871	$415,717	$415,385
Nonperforming assets
Nonaccrual loans	$110,431	$130,718	$127,767	$117,340	$106,163
Restructured loans accruing interest	60	- -	- -	- -	587
Other real estate owned	19,037	18,137	8,369	4,312	2,874
Total nonperforming assets	$129,528	$148,855	$136,136	$121,652	$109,624
Nonperforming loans to period-end loans	5.50%	6.34%	6.03%	5.37%	4.78%
Nonperforming assets to period-end assets	4.05%	4.70%	4.51%	3.99%	3.54%
Allowance for loan and lease losses to period-end loans	2.66%	2.50%	2.31%	2.02%	1.91%
Allowance for loan and lease losses to nonperforming loans	48.40%	39.54%	38.26%	37.71%	40.04%
Allowance for loan and lease losses to nonperforming assets	41.29%	34.72%	35.91%	36.37%	38.99%
Net loan charge-offs	$13,210	$13,692	$16,369	$9,498	$6,317

CONSOLIDATED CONDENSED STATEMENTS OF INCOME
Columbia Banking System, Inc.	Three Months Ended		Twelve Months Ended
(Unaudited)	December 31,		December 31,
(in thousands except per share)	2009	2008	2009	2008
Interest Income
Loans	$28,860	$33,603	$117,062	$147,830
Taxable securities	4,570	4,362	17,300	18,852
Tax-exempt securities	2,200	1,979	8,458	7,976
Federal funds sold and deposits in banks	146	23	215	402
Total interest income	35,776	39,967	143,035	175,060
Interest Expense
Deposits	4,953	8,863	23,250	45,307
Federal Home Loan Bank and Federal Reserve Bank borrowings	643	1,109	2,759	7,573
Long-term obligations	260	461	1,197	1,800
Other borrowings	120	215	477	867
Total interest expense	5,976	10,648	27,683	55,547
Net Interest Income	29,800	29,319	115,352	119,513
Provision for loan and lease losses	15,000	13,250	63,500	41,176
Net interest income after provision for loan and lease losses	14,800	16,069	51,852	78,337
Noninterest Income
Service charges and other fees	4,199	3,684	15,181	14,813
Merchant services fees	1,714	1,881	7,321	8,040
Redemption of Visa and Mastercard shares	- -	- -	49	3,028
Gain (loss) on sale of investment securities, net	1,077	(36)	1,077	846
Impairment charge on investment securities	- -	(1,024)	- -	(19,541)
Bank owned life insurance ("BOLI")	491	488	2,023	2,075
Other	1,045	1,341	4,039	5,589
Total noninterest income	8,526	6,334	29,690	14,850
Noninterest Expense
Compensation and employee benefits	11,258	11,398	47,275	49,315
Occupancy	3,123	3,132	12,128	12,838
Merchant processing	860	827	3,449	3,558
Advertising and promotion	268	527	1,943	2,324
Data processing	1,073	979	4,047	3,486
Legal and professional fees	1,092	490	3,871	1,969
Taxes, licenses and fees	503	650	2,478	2,917
Regulatory premiums	1,058	616	5,777	2,141
Net cost of operation of other real estate	271	(30)	861	(49)
Other	3,341	3,224	12,659	13,626
Total noninterest expense	22,847	21,813	94,488	92,125
Income (loss) before income taxes	479	590	(12,946)	1,062
Income tax benefit	(1,073)	(1,224)	(8,978)	(4,906)
Net Income (Loss)	$1,552	$1,814	$(3,968)	$5,968
Net Income (Loss) Applicable to Common Shareholders	$447	$1,344	$(8,371)	$5,498
Earnings (loss) per common share (1)
Basic	$0.02	$0.07	$(0.38)	$0.30
Diluted	$0.02	$0.07	$(0.38)	$0.30
Dividends paid per common share	$0.01	$0.07	$0.07	$0.58
Weighted average common shares outstanding	27,841	17,959	21,854	17,914
Weighted average diluted common shares outstanding	27,924	17,972	21,854	18,010

(1) The Company adopted authoritative guidance in the Earnings per Share topic of the FASB Accounting Standards Codification on January 1, 2009. All prior periods have been restated to the current period's presentation. The adoption of the authoritative guidance resulted in a $0.01 per share reduction in basic and diluted EPS for the year ended December 31, 2008

CONSOLIDATED CONDENSED BALANCE SHEETS
Columbia Banking System, Inc.
(Unaudited)			December 31,
(in thousands)			2009	2008
ASSETS
Cash and due from banks			$55,802	$84,787
Interest-earning deposits with banks			249,272	3,943
Total cash and cash equivalents			305,074	88,730
Securities available for sale at fair value (amortized cost of $602,675 and $525,110, respectively)			620,038	528,918
Federal Home Loan Bank stock at cost			11,607	11,607
Loans held for sale			- -	1,964
Loans, net of deferred loan fees of ($4,616) and ($4,033), respectively			2,008,884	2,232,332
Less: allowance for loan and lease losses			53,478	42,747
Loans, net			1,955,406	2,189,585
Interest receivable			10,335	11,646
Premises and equipment, net			62,670	61,139
Other real estate owned			19,037	2,874
Goodwill			95,519	95,519
Core deposit intangible, net			4,863	5,908
Other assets			116,381	99,189
Total Assets			$3,200,930	$3,097,079
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing			$574,687	$466,078
Interest-bearing			1,908,018	1,916,073
Total deposits			2,482,705	2,382,151
Federal Home Loan Bank and Federal Reserve Bank borrowings			100,000	200,000
Securities sold under agreements to repurchase			25,000	25,000
Other borrowings			86	201
Long-term subordinated debt			25,669	25,603
Other liabilities			39,331	48,739
Total liabilities			2,672,791	2,681,694
Commitments and contingent liabilities
	December 31,
	2009	2008
Preferred stock (no par value, 76,898 aggregate liquidation preference)
Authorized shares	2,000	2,000
Issued and outstanding	77	77	74,301	73,743
Common Stock (no par value)
Authorized shares	63,033	63,033
Issued and outstanding	28,129	18,151	348,706	233,192
Retained earnings			93,316	103,061
Accumulated other comprehensive income			11,816	5,389
Total shareholders' equity			528,139	415,385
Total Liabilities and Shareholders' Equity			$3,200,930	$3,097,079